UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2013

Vycor Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-149782	20-3369218
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

6401 Congress Ave., Suite 140
Boca Raton, FL.	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 558-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2013, our board of directors appointed Lowell Rush, age 56, to serve as a director with immediate effect.  Simultaneously, the board of directors appointed Mr. Rush as a member and chairman of the Audit Committee of the Company’s board of directors and as the Audit Committee Financial Expert.

On April 30, 2013, Heather Vinas notified the Company that she was resigning as a director of the Company with immediate effect.  Mrs. Vinas had previously resigned her position as President of the Company on May 14, 2010 and had continued to serve as a member of the Company’s board of directors.  Mrs. Vinas’ decision to resign was for strictly personal reasons and did not arise or result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Lowell Rush (56)

Mr. Rush has extensive experience in financial management and operational development, and since 2011 has been Chief Operating Officer of Miami-based Cosmetic Dermatology, Inc. Previously, he held positions as CFO of Bijoux Terner, LLC (2008-2010); CFO of Little Switzerland, Inc. (2006-2008); and VP Sales Operations of Rewards Network, Inc. He is a CPA with an MBA in International Business, who has also held financial management roles at multi-national companies Sunglass Hut International, Burger King Corporation and Knight-Ridder, Inc. He began his career with the accounting firms Ernst & Young and Deloitte & Touche.

Mr. Rush has no family relationship with any of our executive officers or directors. There are no arrangements or understandings between Mr. Rush and any other person pursuant to which he was appointed as director. There have been no related party transactions in the past two years in which we were or are to be a party, in which Mr. Rush has, or will have, a direct or indirect material interest.

The Company released a press announcement describing the above on May 3, 2013, a copy of which is attached hereto as Exhibit 99.1 and incorporated in its entirety by this reference.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

99.1	Press Release dated May 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2013

Vycor Medical, Inc.
/s/ David Cantor
By: David Marc Cantor Title: President